UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 22, 2016

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On August 22, 2016, Green Plains Inc. announced that it was the successful bidder on three ethanol plants for sale by Abengoa Bioenergy conducted under the provisions of the United States Bankruptcy Code. The company will purchase the Madison, Illinois; Mount Vernon, Indiana and York, Nebraska ethanol facilities, with combined annual production capacity of 236 million gallons per year, for approximately $237 million in cash, plus certain working capital adjustments.

Upon completion of the acquisitions, Green Plains will own and operate 17 dry mill ethanol facilities with combined production capacity of nearly 1.5 billion gallons per year.

The company’s acquisition agreements are subject to review and approval by the United States Bankruptcy Court for the Eastern District of Missouri at a hearing currently scheduled for August 29, 2016. The acquisitions are expected to be complete no later than September 30, 2016, subject to regulatory approval and customary closing conditions, at which time the ethanol storage and transportation assets will be offered to Green Plains Partners.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is filed as part of this report.

Exhibit Number	Description of Exhibit

99.1	Press release dated August 22, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Plains Inc.

Date: August 22, 2016	By:	/s/ Jerry L. Peters
Jerry L. Peters
Chief Financial Officer
(Principal Financial Officer)